  EXPLORATION AND DEVELOPMENT AGREEMENT

THIS EXPLORATION AND DEVELOPMENT AGREEMENT (the “Agreement”) is made and entered into as of September 15, 2005 (the “Effective Date”), by and between AuEx, Inc., a Nevada corporation, whose address is 940 Matley Lane, Suite 17, Reno, Nevada 89502 (“AuEx”), and Piedmont Mining Company, Inc. a North Carolina corporation, whose address for purposes hereof is 18124 Wedge Parkway, #214, Reno, Nevada 89511 (“PMC”).

RECITALS

A.           AuEx entered into a Minerals Lease and Sub-Lease Agreement (“MLA”) attached as Exhibit A to this agreement with Newmont Mining Corporation (“Newmont”) dated July 29, 2005 and as a result became the lessee of 40 unpatented lode mining claims, lessee of 1,280 acres of fee land and the sub-lessee of 2,560 acres of fee land located in Pershing County, Nevada commonly known as the Trinity Silver Project (“TSP”).

B.           AuEx desires to grant to PMC and PMC desires to acquire the exclusive right to explore, evaluate and develop the TSP, and the option to earn up to a 60% undivided interest in the TSP, and all easements, rights-of-way, water rights and other appurtenances associated therewith (collectively, the “Property”), pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the Initial Payment (as defined in paragraph A.1(a)), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, and the mutual promises, covenants and conditions herein contained and recited, AuEx and PMC agree as follows:

A.	GRANT OF EARN-IN RIGHTS
1.	AuEx hereby grants to PMC the exclusive right and option to acquire up to a 60% undivided interest in the TSP for the following consideration:

(a)          PMC agrees to make a onetime payment to AuEx in the amount of $10,000 upon execution of this Agreement (the “Initial Payment”) and to reimburse AuEx for claims fees for 2004 and 2005 totaling $10,995.

(b)          In order to vest an initial 25% undivided interest in the TSP, PMC agrees to expend an aggregate of $1,000,000 on or for the benefit of the TSP prior to the 3rd anniversary of the Effective Date. In order to vest an additional undivided 26% (51% total) in the TSP, PMC agrees to expend an additional $1,000,000 on or for the benefit of the TSP prior to the 5th anniversary of the Effective Date. In order to vest an additional 9% (60% total) in the TSP, PMC agrees to expend an additional $2,000,000 prior to the 8th anniversary of the Effective Date. Collectively, these expenditures constitute the Aggregate Work Obligation. Said expenditures shall include all claim maintenance fees and related filing and recording expenses incurred by PMC with respect to the Claims, and all other Exploration and Development and Expenses (as defined in Exhibit B attached hereto and incorporated herein by reference) incurred by or on behalf of PMC on or for the benefit of the Claims, except there shall be no charge for administrative costs. In accordance with the MLA, PMC shall expend not less than $75,000 toward the Aggregate Work Obligation during the 1st Agreement year and not less than $125,000 toward the Aggregate Work Obligation during the 2nd Agreement year. Any excess expenditures in any Agreement year shall be carried forward and applied to subsequent Agreement years’ expenditure requirements, and the expenditures may be accelerated by PMC in its sole discretion. PMC shall provide AuEx with a report of its Exploration and Development Expenses incurred on or for the benefit of the Property, not later than 60 days after the end of each Agreement year. Expenditures beyond the initial $75,000 and $125,000, which are committed, will be at the discretion of PMC depending upon results but subject however to the terms and conditions of the MLA which requires a minimum annual expenditure of $100,000 less any carryforward expenditures.

(c)          PMC shall be the operator and shall have full control over the content of work programs and annual expenditure amounts. PMC’s rights shall also include all other rights necessary or incident to or for the performance of its activities under this Agreement, including, but not limited to, the authority to apply for all necessary permits, licenses and other approvals from the United States of America, the State of Nevada or any other governmental or other entity having regulatory authority over any part of the Property. Notwithstanding any other provision of this Agreement to the contrary, the timing, manner, nature and extent of any exploration, development, or any other activities or operations on the Claims under this Agreement shall be in the sole discretion of PMC, and there shall be no express or implied covenant under this Agreement to begin or continue any such operations or activities.

B.	Transfer of Interest
1.

Upon PMC having made the payment to AuEx in accordance with paragraph A.1(a) and upon completing the first and each successive segment of the Aggregate Work Obligation in accordance with paragraph A.1(b), PMC shall provide AuEx written notice of the same, and upon providing such notice, PMC shall have earned the respective undivided interests as detailed above in the Property without any further action being required of it. AuEx shall, within 15 days after receipt of a notice from PMC of completion of the first and each successive segment of the Aggregate Work Obligation, deliver to PMC a special warranty deed (in form and substance reasonably acceptable to PMC) conveying to PMC the respective undivided interest in the Property, free and clear of all liens, claims and encumbrances arising by, through or under AuEx. At the same time as the special warranty deed is delivered, the parties shall execute and deliver the joint venture agreement referred to in Section B.2.

2.

Upon PMC having acquired a 51% undivided interest in the Property, PMC may elect to enter into a joint venture agreement with AuEx at that point or elect to expend an additional $2,000,000 pursuant to section A 1(b) to earn an additional 9% undivided interest in the TSP and enter into a formal joint venture agreement at that later point. PMC and AuEx shall enter into a formal joint venture agreement, generally in accordance with the Rocky Mountain Mineral Law Foundation Exploration, Development and Mine Operating Agreement (Model Form 5A), or as the parties otherwise agree, and including the concepts set forth in Section E below. PMC will be operator of the joint venture. The parties agree to begin good faith negotiations of the joint venture agreement at any time during the Earn-In Period when requested by PMC.

C.	Representations, Warranties and Covenants
1.	AuEx represents and warrants to PMC that:

(a)          The Claims, leases and sub-leases are accurately described in Exhibit ”A” attached hereto, AuEx is in exclusive possession thereof, and the Property is free and clear of all liens, claims, and encumbrances.

(b)          As to each of the Claims, subject to the paramount title of the United States of America:  (i) the Claims were properly located and monumented, free and clear of any conflicting claims of which AuEx is aware, (ii) location notices and certificates and required maps were properly posted, recorded and filed for each of the Claims; (iii) all filings and recordings required to maintain the Claims in good standing through the Effective Date of this Agreement, including evidence of timely payment of required claim maintenance fees, have been timely and properly made in the appropriate governmental offices; and (iv) all required annual claim maintenance fees and other payments necessary to maintain the Claims through the assessment year ending September 1, 2005, have been timely and properly made.

(c)          All operations and activities conducted by or on behalf of AuEx on the Claims have been conducted in compliance with applicable federal, state and local laws, rules and regulations, including without limitation Environmental Laws.

(d)          AuEx is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and is qualified to do business and in good standing under the laws of the State of Nevada. AuEx has the requisite corporate power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(e)          There are no outstanding agreements, leases or options (whether oral or written) which contemplate the acquisition of the Claims or any interest therein by any other person or entity.

(f)           AuEx is the sole lessee of a 100% interest in the Claims, leases and sub-leases subject to royalty and other rights reserved by Newmont.

(g)          The entering into of this Agreement and the performance by AuEx of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which AuEx is a party or by which it is bound.

(h)          All requisite corporate action on the part of AuEx, and on the part of its officers, directors, and shareholders, necessary for the execution, delivery, and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be, legal, valid, and binding obligations of it enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(i)           To the best of its knowledge, information and belief, there are no adverse environmental conditions at the Property that could result in a violation of or liability under any federal, state or local laws, rules or regulations concerning protection of the environment or human health and safety (“Environmental Laws”). In conducting activities on the Property, AuEx has complied with all applicable Environmental Laws as they relate to the Property and there have been no breaches of or liabilities caused or permitted to arise by AuEx under any Environmental Laws. AuEx has not received notification from any person, including without limitation, any governmental authority, of any potential breach or alleged breach of any applicable Environmental Laws relating to the Property or of any inspection or possible inspection or investigation by any governmental authority under any applicable Environmental Laws relating to the Property. AuEx has not received any notification of and has no knowledge of the presence of any contaminants (including hazardous substances or materials, dangerous goods, chemicals or toxic wastes) in the soil or water in, on or under the Property and AuEx has not been the subject of any claims or incurred any expenses in respect of the presence of any contaminants in the soil or water in, on or under the Property.

(j)           To the best of knowledge of AuEx, there is no circumstance that would prevent any and all governmental licenses and permits required to carry out exploration, development, mining, processing and reclamation operations on the Property from being obtained, as and when necessary.

(k)          AuEx has obtained all consents required under any agreements to which it is a party and all required consents and approvals from governmental agencies and any stock exchange, as necessary for it to execute, deliver and perform its obligations under this Agreement.

(l)           Except as described in the MLA, there are no actions, suits or proceedings pending or, to the knowledge of AuEx, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the knowledge of AuEx, it is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality that relates to the Property.

2.	PMC represents and warrants to AuEx that:

(a)          PMC is duly incorporated, validly existing and in good standing under the laws of the State of North Carolina, and is qualified to do business and in good standing under the laws of the State of Nevada. PMC has the requisite corporate power and capacity to carry on business as presently conducted, to enter into this Agreement, and to perform all of its obligations hereunder.

(b)          The entering into of this Agreement and the performance by PMC of its obligations hereunder will not violate or conflict with any applicable law or any order, decree or notice of any court or other governmental agency, nor conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which PMC is a party or by which it is bound.

(c)          All requisite corporate action on the part of PMC, and on the part of its officers, directors and shareholders, necessary for the execution, delivery and performance by it of this Agreement and all other agreements contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered by it (assuming valid execution and delivery by the other party), will be legal, valid and binding obligations of its enforceable against it in accordance with their respective terms. Notwithstanding the foregoing, no representation is made as to the availability of equitable remedies for the enforcement of this Agreement. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

(d)          PMC has obtained all consents required under any agreement to which it is a party and all required consents and approvals from governmental agencies and any stock exchange, as necessary for it to execute, deliver and perform its obligations under this Agreement.

D.	Termination of Agreement
1.

PMC may in its sole discretion terminate this Agreement at any time by giving not less than 30 days prior written notice to that effect to AuEx. Upon expiry of the 30 day notice period, or if the Agreement is terminated pursuant to any other provision of this Agreement, the Agreement will be of no further force and effect.

Upon such termination, PMC shall have no further obligation to incur Exploration and Development Expenses on or for the benefit of the Property and shall have no further obligations or liabilities to AuEx under this Agreement or with respect to the Property (including without limitation liability for lost profits or consequential damages as a result of an election by PMC to terminate this Agreement), other than (a) as set forth in the remainder of this paragraph, and (b) to reclaim (in accordance with applicable law) any disturbances of the Property made by PMC. AuEx hereby agrees to grant PMC such access to the Property as is reasonably necessary to complete any required reclamation. At any time PMC may, at its option, terminate its interest in some but less than all of the Claims by written notice to AuEx, provided that if such notice (or notice of termination of this Agreement in its entirety) is received by AuEx after June 30th of any year, PMC shall remain obligated to pay the claim maintenance fees (and make all filings and recordings required in connection therewith) for those Claims to which such termination applies for the upcoming assessment year. To the extent PMC terminates its interest in some but less than all of the Claims, this Agreement shall remain in full force and effect with respect to the remaining Claims.

2.

In the event PMC is in default in the observance or performance of any of PMC’s covenants, agreements or obligations under this Agreement, AuEx may give written notice of such alleged default specifying the details of same. PMC shall have 30 days following receipt of said notice (or, in the event PMC in good faith disputes the existence of such a default, 30 days after a final, non-appealable order of a court of competent jurisdiction finding that such a default exists) within which to remedy any such default described therein, or to diligently commence action in good faith to remedy such default. If PMC does not cure or diligently commence to cure such default by the end of the applicable 30-day period, then AuEx shall have the right to terminate this Agreement by providing 30 days advance written notice to PMC. In the event of such termination, the provisions of Section D.1 shall apply with respect to the parties’ ongoing obligations and liabilities.

E.	Participation at the Joint Venture Stage
1.	During the earn-in period of the Agreement (the “Earn-In Period”), PMC will fund all Exploration and Development Expenses on the Property and will be the operator.
2.

After completion of the earn-in requirements, the parties will participate in expenditures on the Property in accordance with their respective interests therein, or have their interest diluted in accordance with a straight-line dilution formula, as set forth in the joint venture agreement. In determining potential dilution, upon earn-in by PMC, AuEx shall have a deemed expenditure base of $2,666,667 if PMC shall have earned a 60% undivided interest or a deemed expenditure base of $1,921,569 if PMC shall have earned a 51% undivided interest.

3.

If through dilution the interest of a party is reduced to less than 15%, then that party’s participating interest shall automatically be converted to a 1.5% net smelter return royalty interest. The 1.5% net smelter return royalty will be capped at the amount reflecting 2.0 times the defaulting party’s Equity Account.

4.

During the Earn-In Period, PMC and its employees, agents and independent contractors shall have the exclusive right to enter upon the Property and to conduct such prospecting, exploration, development or other mining work thereon and thereunder as they desire and as is permitted by federal and Nevada laws. PMC’s activities on the Property may include any activities for which the costs would qualify as Exploration and Development Expenses, as well as the removal of mineral samples for the purpose of, and in amounts appropriate for, testing such mineral samples, including bulk sampling, and in addition PMC shall have the right to bring upon and erect upon the Property such buildings, plants, machinery and equipment as PMC may deem necessary or desirable to carry out such activities a permitted by federal and Nevada laws.

5.	PMC in its sole discretion will decide any matter concerning the conduct of its prospecting, exploration, development or other mining activities on the Property.
6.

In the conduct of its exploration, development and other activities on the Property, PMC shall be responsible for compliance with applicable laws and regulations, including laws and regulations related to exploration, development, mining and reclamation.

7.

PMC, so long as it has not terminated this Agreement in whole or in part, shall be responsible for timely payment of required claim maintenance fees, property taxes, and any other payments required to maintain the Claims. PMC shall also be responsible for timely filing and recording of all documents required to evidence the payment of required claim maintenance fees. As long as it complies with the obligations set forth in this Section E.7, PMC shall have no liability whatsoever to AuEx as a result of a loss of any of the Claims due to a challenge by any third party or the U.S. government.

8.

Subject to AuEx’s prior written approval (which shall not be unreasonably withheld), PMC shall have the full, exclusive right, but not the obligation, to abandon (including abandonment and relocation as millsites), relocate, amend, defend contests or adverse actions or suits and negotiate settlement thereof with respect to any and all of the Claims, and AuEx shall cooperate with PMC and shall execute any and all documents necessary or desirable in the opinion of PMC to further such amendments, relocations, contests, adverse actions or suits, or settlement of such contests or adverse actions or suits. PMC shall not be liable to AuEx for the loss of any of the Claims as a result of such abandonments, amendments, relocations, contests or adverse actions or suits, so long as the same are undertaken in good faith.

F.	Force Majeure

If PMC should be delayed in or prevented from performing any of the terms, covenants or conditions of this Agreement by reason of a cause beyond the control of PMC, whether or not foreseeable, including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts, wars, acts of God, native title claims, inability to obtain required governmental permits or approvals in a timely manner, government regulation or interference (but excluding a lack of funds), then any such failure on the part of PMC to so perform shall not be deemed to be a breach of this Agreement and the time within which PMC is obliged to comply with any terms, covenants or conditions of this Agreement shall be extended by the period of all such delays. PMC shall give notice in writing to AuEx forthwith and for each new cause of delay or prevention shall set out in such notice particulars of the cause, and the date on which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall also give notice immediately following the date that such cause ceases to exist

G.	Area of Interest
1.

Any interest or rights to acquire (a) any interest in mining claims or in other real property interests within the area described in Exhibit ”B” (the Area of Interest”) of the MLA or (b) contiguous claims that may extend beyond the Area of Interest, acquired during the Earn-In Period by or on behalf of either party or any affiliate or subsidiary of either party shall become subject to the terms and provisions of this Agreement.

2.

Within 30 days after the acquisition of such additional property, all or any portion of which lies within the Area of Interest (or constitutes contiguous claims that may extend beyond the Area of Interest), the acquiring party shall notify the other party of such acquisition. Such notice shall describe in detail the acquisition, the lands, the nature of the interest therein, the mining claims or other real property interest covered thereby, and the acquisition cost. In addition to such notice, the acquiring party shall make any and all information concerning the additional property available to the other party. The other party shall then have 30 days after receipt of such notice and information to elect in its sole discretion to include such additional interest in the Property.

3.

All costs incurred by PMC for acquiring additional property that becomes subject to this Agreement shall accrue toward the PMC Aggregate Work Obligation. Should AuEx be the acquiring party and PMC elect to accept the additional property into the Property, PMC shall reimburse AuEx for its acquisition costs, and the amount of such reimbursement shall accrue toward the Aggregate Work Obligation.

4.	If a party elects not to include such an additional interest as part of the Property, then with respect to that additional interest, either party shall be free to take actions with respect to and dispose of such interest without any obligation to the other party.

H.	Assignment
1.

This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns. PMC may, upon the prior written approval of AuEx, which approval shall not be unreasonably withheld, assign this Agreement to other parties that are not affiliated with PMC at any time, provided that the assignee agrees in writing to assume all PMC’s obligations under this Agreement. Upon such assignment, or an assignment to an affiliate (as described below), PMC shall have no further obligations or liabilities under this Agreement. At any time, and without the consent of AuEx, PMC may assign this Agreement (a) to one or more of its affiliates upon the affiliate assuming all of PMC’s obligations under this Agreement (affiliate meaning any entity which directly or indirectly controls or is controlled by, or under common control with, PMC); (b) in connection with a pledge by PMC for financing purposes, (c) in connection with a corporate merger or reorganization involving PMC, or (d) in connection with a sale of all or substantially all of PMC’s assets. Upon PMC’s prior written approval, which approval shall not be unreasonably withheld, AuEx may assign its interest in the Property and this Agreement to a third party, provided that any such third party must agree in writing to be bound by all of the terms and conditions of this Agreement.

2.

If at any time during the Earn-In Period (a) either party decides to sell or otherwise convey any interest in the Property or this Agreement, or (b) either party’s owner decides to sell a controlling interest in the ownership of that party, the other party shall have the right of first refusal to acquire that party’s interest in the Property and this Agreement, on the same terms and conditions as the conveying party (or its owner) would be willing to accept from (or as have been proposed by) a third party. If either party desires to sell or otherwise convey any interest in the Property or this Agreement, the conveying party shall provide a notice to the other party with the proposed terms and conditions it would accept for such interest (and if that desire is based on an offer from a third party, a copy of the proposed contract or terms). If either party’s owner is considering selling a controlling interest in that party, such notice shall describe the monetary consideration ascribed to that party’s interest in the Property and this Agreement or that the owner would be willing to accept for that interest prior to such a sale. If the consideration for the proposed transaction is partially or completely non-monetary, the conveying party (or its owner) shall also supply information as the monetary equivalent of such consideration. The other party shall then have 60 days to decide whether to exercise its right of first refusal. If the other party exercises its right of first refusal, the parties shall promptly proceed to consummate the proposed transaction, for the consideration (or its monetary equivalent) and on the terms and conditions set forth in the notice from the conveying party (or its owner). If the other party elects not to exercise its right of the first refusal, the conveying party (or its owner) shall then have a period of

90 days to consummate the conveyance of its interest in the Property or this Agreement (or a controlling interest in the ownership of that party) to a third party, on the same terms and conditions as had been offered to the other party. If that conveyance to a third party is not completed during the 90-day period, the other party’s right of first refusal shall be reinstated.

I.	Indemnification
1.

PMC agrees to indemnify, defend and hold harmless AuEx (and its officers, directors, successors and assigns) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultant’s fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by AuEx and its successors as a result of: (a) any breach by PMC of any of its representations, warranties and covenants set forth in this Agreement, or (b) any operations or activities engaged in by PMC on the Property, including without limitation any matter, condition or state of fact involving Environmental Laws or hazardous materials which may arise after the Effective Date of this Agreement and that is caused by PMC.

2.

AuEx agrees to indemnify, defend and hold harmless PMC (and its officers, directors, successors and assigns) from and against any and all debts, liens, claims, causes of action, administrative orders and notices, costs (including, without limitation, response and/or remedial costs), personal injuries, losses, damages, liabilities, demands, interest, fines, penalties and expenses, including reasonable attorney’s fees and expenses, consultant’s fees and expenses, court costs and all other out-of-pocket expenses, suffered or incurred by PMC and its successors as a result of: (a) any breach by AuEx of any of its representations, warranties and covenants set forth in this Agreement, or (b) any operations or activities engaged in by AuEx on the Property, including without limitation any matter, condition or state of fact involving Environmental Laws or hazardous materials which may exist prior to the Effective Date of this Agreement or which may arise after the Effective Date of this Agreement and that is caused by AuEx.

3.

The parties hereto, within 5 days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action (or any other type of action or proceeding), or promptly after either of them, to its respective knowledge, shall become subject to, or possess actual knowledge of, any damage, liability, loss, cost, expense, or claim to which the indemnification provisions of this Section I relate, shall give written notice to the other party setting forth the fact relating to the claim, damage, or loss, if available, and the estimated amount of the same. “Promptly” for purposes of this paragraph shall mean giving notice within 5 days. Failure to receive prompt notification shall not relieve either party of its indemnification obligations hereunder unless such party is materially prejudiced thereby. Upon receipt of such notice relating to a lawsuit, the indemnifying party shall be entitled to (i) participate at its own expense in the defense or investigation of any claim or lawsuit or (ii) assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by such indemnified party in defense of such action or claim; provided, that if the indemnified party may have any unindemnified liability out of such claim, such party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld unreasonably. If the indemnifying party assumes the defense of any claim or lawsuit, all costs of defense of such claim or lawsuit shall thereafter be borne by such party and such party shall have the authority to compromise and settle such claim or lawsuit, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by such party; provided, however, if the indemnified party may have any unindemnified liability arising out of such claim or lawsuit the indemnifying party shall have the authority to compromise and settle each such claim or lawsuit only with the written consent of the indemnified party, which shall not be withheld unreasonably. The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such action. In the event the indemnifying party does not elect to assume the defense of a claim or lawsuit, the indemnified party shall have authority to compromise and settle such claim or lawsuit only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under this Section I hereof to be paid by the indemnifying party. Upon the indemnified party’s furnishing to the indemnifying party an estimate of any loss, damage, liability, or expense to which the indemnification provisions of this Section I relate, the indemnifying party shall pay to the indemnified party the amount of such estimate within 10 days after receipt of such estimate.

J.	Confidentiality
1.

All data and information coming into possession of AuEx or PMC by virtue of this Agreement with respect to the business or operations of the other party, or the Property generally, shall be kept confidential and shall not be disclosed to any person not a party hereto without the prior written consent of the other party, except:

(a)          as required by law, rule, regulation or policy of any stock exchange or securities commission having jurisdiction over a party;

(b)          as may be required by a party in the prosecution or defense of a lawsuit or other legal or administrative proceedings;

(c)          as required by a financial institution in connection with a request for financing relating to development or mining activities; or

(d)          as may be required in connection with a proposed conveyance to a third party of an interest in the Property or this Agreement, provided such third party agrees in writing in a manner enforceable by the other party to abide by all of the provisions of this Section J. with respect to such data and information.

2.

To the extent either party intends to disclose data or information as described in Section J.1, the disclosing party shall provide the other party with not less than five business days notice of the text of the proposed disclosure, and the other party shall have the right to comment on the same.

K.	Entire Agreement

This Agreement contains the entire agreement between the parties relating to the Property.

L.	Dispute Resolution

The parties hereby agree that any dispute arising under this Agreement shall be subject to the informal dispute resolution procedure set forth in this Section L. For purposes of this Section L, the party asserting the existence of a dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party of the nature of the asserted dispute. Within seven business days after receipt of such notice, the President of PMC and the President of AuEx shall arrange for a personal or telephone conference in which they use good faith efforts to resolve such dispute. If those individuals are unable to resolve the dispute, they shall each prepare and, within seven business days after their conference, circulate to the Board of Directors of PMC and the Board of Directors of AuEx a memorandum outlining in reasonable detail the nature of the dispute. Within five business days after receipt of the memoranda, the individuals to whom the memoranda were addressed shall arrange for a personal or telephone conference in which they attempt to resolve such dispute. If those individuals are unable to resolve the dispute, either party may proceed with any legal remedy available to it; provided, however, that the parties agree that any statement made as to the subject matter of the dispute in any of the conferences referred to in this Section L shall not be used in any legal proceeding against the party that made such statement. Notwithstanding the foregoing, if PMC has earned its undivided 51% or 60% interest in the Property in accordance with the provisions of Section A.1(b), and AuEx refuses to execute and deliver the deed referred to therein, the parties agree that PMC may seek an order from a court requiring specific performance of that obligation, as an appropriate and necessary remedy under such circumstances, in addition to any other legal or equitable remedies that may be available.

M.	General
1.	Notice to PMC or to AuEx shall be sufficiently given if delivered personally, or if sent by prepaid mail or reputable overnight courier, or if transmitted by facsimile to such party:

(a)	in the case of a notice to PMC at:

Piedmont Mining Company, Inc.

18124 Wedge Parkway, #214

Reno, NV 89511

Attention: Robert M. Shields, Jr.

With copy to:

Piedmont Mining Company, Inc.

P.O. Box 20675

New York, NY 10021

Attention: Robert M. Shields, Jr.

(b)	in the case of a notice to AuEx at:

AuEx, Inc.

940 Matley Lane, Suite 17

Reno, NV 89502

Attention: Ronald L. Parratt/Richard L. Bedell, Jr.

or at such other address or addresses as the party to whom such notice or other writing is to be given shall have last notified the party giving the same in the manner provided in this section. Any notice or other writing delivered to the party to whom it is addressed as set forth above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day in the city where the notice is delivered, then such notice or other writing shall be deemed to have been given and received on the next following business day. Any notice or other writing submitted by facsimile or other form of recorded communication shall be deemed to have been given and received on the first business day after its transmission.

2.

Each of PMC and AuEx shall, with reasonable diligence, do all such things and provide all such reasonable assurances and assistance as may be required to consummate the transactions contemplated by this Agreement and each party shall provide such further documents or instruments required by the other party as may reasonably be necessary or desirable in order to give effect to the terms and conditions of this Agreement and carry out its provisions at, before or after the Effective Date.

3.

This Agreement may be executed by each of PMC and AuEx in counterparts and by facsimile, each of which when so executed and delivered shall be an original, but both such counterparts, whether executed and delivered in the original or by facsimile, shall together constitute one and the same agreement. The parties agree to execute and deliver a short form of this Agreement to be prepared by PMC, which the parties agree PMC may record in the official records of Pershing County.

4.	All dollar references in this Agreement are to the United States dollars.
5.

This Agreement, including all documents annexed hereto and other agreements, documents and other instruments delivered in connection herewith shall be governed by and construed in accordance with the laws of the State of Nevada (other than its rules as to conflicts of law) and the laws of the United States as applicable.

6.

The parties agree that this Agreement shall be construed to benefit the parties hereto and their respective permitted successors and assigns only, and shall not be construed to create any third party beneficiary rights in any other party or in any governmental organization or agency, except as specifically set forth in Section 10.

7.

In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement contemplated hereby.

8.

No implied term, covenant, condition or provision of any kind whatsoever shall affect any of the parties’ respective rights and obligations hereunder, including, without limitation, rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions or provisions which shall in any way affect any of their respective rights and obligations shall be those expressly set forth in this Agreement.

9.

This Agreement may not be amended or modified, nor may any obligation hereunder be waived, except by writing duly executed on behalf of all Parties, and unless otherwise specifically provided in such writing, any amendment, modification, or waiver shall be effective only in the specific instance and for the purpose it is given.

10.

This Agreement is, and the rights and obligations of the parties are, strictly limited to the matters set forth herein. Subject to the provisions of Section J, each of the parties shall have the free and unrestricted right to independently engage in and receive the full benefits of any and all business ventures of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either party, whether adjacent to, nearby, or removed from the Property, and neither party shall have any obligation to the other with respect to any opportunity to acquire any interest in any property outside the Property at any time, or within the Property after termination of this Agreement, regardless of whether the incentive or opportunity of a party to acquire any such property interest may be based, in whole or in part, upon information learned during the course of operations or activities hereunder.

IN WITNESS WHEREOF, the parties have executed this Exploration and Development Agreement effective as of the date first set forth above.

AuEx, Inc.,

a Nevada corporation

By:

Name:

Title:

Piedmont Mining Company, Inc.

a North Carolina corporation

By:

Name:

Title:

EXHIBIT A

Newmont Minerals Lease and Sub-Lease Agreement

A-1

EXHIBIT B

“Exploration and Development Expenses” shall mean and include all costs or fees, expenses, liabilities and charges paid, incurred or occurred by PMC which are related to the Property, including without limitation:

(a)          All costs and expenses incurred in conducting exploration and prospecting activities on or in connection with the Property, including, without limitation, the active pursuit of required federal, state or local authorizations or permits and the performance of required environmental protection or reclamation obligations, the building, maintenance and repair of roads, drill site preparation, drilling, tracking, sampling, trenching, digging test pits, shaft sinking, acquiring, diverting and/or transporting water necessary for exploration, logging of drill holes and drill core, completion and evaluation of geological, geophysical, geochemical or other exploration data and preparation of interpretive reports, and surveying and laboratory costs and charges (including assays or metallurgical analyses and tests);

(b)          All expenses incurred in conducting development activities on or in connection with the Property, the active pursuit of required federal, state or local authorization or permits and the performance of required environmental protection or reclamation obligations, pre-stripping and stripping, the construction and installation of a mill, leach pads or other beneficiation facilities for valuable minerals, and other activities, operations or work performed in preparation for the removal or testing of valuable minerals from the Property;

(c)          All costs of acquiring additional interests in real property within the Area of Interest including payments to Newmont, to the extent such interests become subject to this Agreement, including without limitation costs and expenses incurred by PMC in conducting negotiations and due diligence, attorneys’ fees and all amounts paid by PMC to third parties in acquiring such interests;

(d)          All costs incurred in performing any reclamation or other restoration or clean-up work required by any federal, state or local agency or authority, and all costs of insurance obtained or in force to cover activities undertaken by or on PMC’s behalf on the Property;

(e)          Salaries, wages, expenses and benefits of PMC’s employees or consultants engaged in operations directly relating to the Property, including salaries and fringe benefits of those who are temporarily assigned to and directly employed on work relating to the Property for the periods of time such employees are engaged in such activities and reasonable transportation expenses for all such employees to and from their regular place of work to the Property;

(f)           All costs incurred in connection with the preparation of pre-feasibility or feasibility studies and economic and technical analyses pertaining to the Property, whether carried out by PMC or by third parties under contract with PMC;

B-1

(g)          Taxes and assessments, other than income taxes, assessed or levied upon or against the Property or any improvements thereon situated thereon for which PMC is responsible or for which PMC reimburses AuEx;

(h)          Costs of material, equipment and supplies acquired, leased or hired, for use in conducting exploration or development operations relating to the Property; provided, however, that equipment owned and supplied by PMC shall be chargeable at rates no greater than comparable market rental rates available in the area of the Property;

(i)           Costs and expenses of establishing and maintaining field offices, camps and housing facilities; and

(j)           Costs incurred by PMC in examining and curing title to any part of the Property, in maintaining the Property, whether through the performance of assessment work, the payment of claim maintenance fees or otherwise, in making required payments or performing other required obligations under any underlying agreements, in satisfying surface use or damage obligations to landowners, or in conducting any analyses of the environmental conditions at the Property.

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